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April 20, 2000


Russell Insurance Funds
909 A Street
Tacoma, Washington 98402

RE:   RUSSELL INSURANCE FUNDS

Ladies and Gentlemen:

We have previously executed an opinion with respect to the legality of the issuance of shares of the Trust. We hereby consent to the continued use of that opinion as an exhibit to Post-effective Amendment No. 8 to the Registration Statement of the Trust, covering the registration of the shares of the Trust under the Securities Act of 1933, as amended, and we further consent to any reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Sincerely,

STRADLEY, RONON, STEVENS & YOUNG, LLP



By:  /s/ Steven M. Felsenstein
     ---------------------------------
      Steven M. Felsentein, a Partner